Exhibit 99.(d)(13)(ii)

Schedule A

to the

Sub-Advisory Agreement

Between

Brinker Capital Investments

and

Leeward Investments, LLC

As of March 1, 2022, as amended on November 29, 2023

The following fee schedule shall be effective as of January 1, 2024:

Fund:	Investment Strategy:	Fee (annual rate based on average daily net assets):
Destinations Small-Mid Cap Equity Fund	Small Cap Value	[*****] [*****]
[*****] [*****]

THE ADVISER:

ORION PORTFOLIO SOLUTIONS, LLC D.B.A BRINKER CAPITAL INVESTMENTS

By:	/s/ Kylee Beach
Name:	Kylee Beach
Title:	General Counsel & Secretary

THE SUB-ADVISER:

LEEWARD INVESTMENTS, LLC

By: